Exhibit 1

11 December 2012

WPP plc

Return to the United Kingdom

Results of Court Meeting and General Meeting

Cancellation of treasury shares

Return to the United Kingdom

WPP plc (“WPP”) announces that, at a meeting convened by the Jersey Court and held in Dublin today, its share owners approved without modification the Scheme of Arrangement in relation to the introduction of a new Jersey incorporated and United Kingdom tax resident parent company (“New WPP”), as proposed in WPP’s circular dated 13 November 2012 (the “Scheme Circular”).

At the General Meeting which immediately followed the Court Meeting, WPP share owners also approved the resolutions proposed in the notice of the General Meeting included in the Scheme Circular. The resolutions concerned various matters in connection with the Scheme of Arrangement, including the Share Plan Proposals, and, subject to the Scheme becoming effective, the New WPP Reduction of Capital to create distributable reserves and the change of name of the Company to WPP 2012 Limited.

An application will be made to the Jersey Court to sanction the Scheme of Arrangement at a hearing convened for 9:00 a.m. on 18 December 2012. It is expected that the Scheme will become effective, and dealings in the New WPP Shares will commence on the London Stock Exchange’s main market for listed securities, on 2 January 2013. As a result of the Scheme becoming effective, New WPP will own the entire issued share capital of WPP and New WPP will become the new parent company of the WPP Group. Further announcements will be made following the Jersey Court hearing on 18 December 2012 and in relation to the Scheme becoming effective.

The full results of the votes cast at the meetings are set out below:

Results of the Court Meeting

Voting at the Court Meeting to approve the Scheme was conducted by poll and the results were as follows:

Present and Voting		For		Against
Number of holders	Shares held	Number of holders	Shares held	Number of holders	Shares held
1,023	951,679,968	992	946,616,307	31	5,063,661
		(96.97%)	(99.47%)	(3.03%)	(0.53%)

Results of the General Meeting

Voting at the General Meeting to approve the resolutions set out below, each of which was proposed as a special resolution, was also conducted by poll and the results were as follows:

Resolutions	For*	Against	Vote withheld**
1. To approve the Scheme of Arrangement dated 13 November 2012 and related matters	942,893,877 (99.75%)	2,391,926 (0.25%)	14,420,344
2. To approve the New WPP Reduction of Capital	947,130,101 (99.80%)	1,859,353 (0.20%)	10,716,693
3. To change the name of the Company	947,132,991 (99.81%)	1,839,041 (0.19%)	10,734,115

*	This figures includes discretionary votes.
**	A “vote withheld” is not a vote in law and is not counted in the calculation of the proportion of votes “for” or “against” a resolution.

Copies of the resolutions passed at the Court Meeting and the General Meeting are being forwarded to the National Storage Mechanism where they will shortly be available for viewing on their website (www.hemscott.com/nsm.do).

Cancellation of treasury shares

The Scheme will result in WPP share owners having their WPP Shares replaced by the same number of New WPP Shares. WPP currently holds 6,266,751 WPP Shares in treasury. In the view of the fact that Jersey law prohibits a company from being a member of its holding company, WPP has decided to cancel the WPP Shares it holds in treasury with immediate effect.

Following the cancellation, WPP’s issued share capital consists of 1,271,482,490 WPP Shares. This figure may be used by share owners as the denominator for the calculations by which they should determine if they are required to notify their interest, or a change in their interest, in WPP under the FSA’s Disclosure and Transparency Rules.

Capitalised terms used but not defined in this announcement have the meanings given to them in the Scheme Circular.

Merrill Lynch International is acting as sponsor in relation to New WPP’s application for listing and as corporate broker to WPP and New WPP. Merrill Lynch International is acting for WPP and New WPP and no one else in connection with the Scheme and will not be responsible to anyone other than WPP and New WPP for providing the protections afforded to its clients or for providing advice in relation to the proposals or the contents of this announcement.

This announcement does not constitute an invitation or offer to sell or exchange or the solicitation of an invitation or offer to buy or exchange any security. None of the securities referred to in this announcement shall be sold, issued, subscribed for, purchased, exchanged or transferred in any jurisdiction in contravention of applicable law.

For further information:

Sir Martin Sorrell	}
Paul Richardson	}
Chris Sweetland	}	+44 20 7408 2204
Feona McEwan	}
Chris Wade	}

Kevin McCormack	}
Fran Butera	}	+1 212 632 2235

www.wppinvestor.com